EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated 27 February 2006, 27 September 2006, as to the effects of the restatement discussed in Note 48 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America and the restatement discussed in Note 48) appearing in this Annual Report on Form 20-F/A of The Royal Bank of Scotland Group plc for the year ended 31 December 2005, in the following Registration Statements:

Form	Registration Statement No.

F-3	333-123972
S-8	333-85208
S-8	333-115726
S-8	333-120980
S-8	333-130558

/s/ Deloitte & Touche LLP

27 September 2006